Exhibit 4.12

NEITHER THESE SECURITIES NOR THE SECURITIES ISSUABLE UPON EXERCISE HEREOF HAVE BEEN REGISTERED WITH THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE OR CANADIAN PROVINCE, OR UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”).  THE SECURITIES ARE RESTRICTED AND MAY NOT BE OFFERED, RESOLD, PLEDGED OR TRANSFERRED EXCEPT AS PERMITTED UNDER THE SECURITIES ACT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT OR AN EXEMPTION FROM SUCH REGISTRATION REQUIREMENTS.

Flint Telecom Group, Inc.

Incorporated Under the Laws of the State of Nevada
33,333,333 Common Stock Purchase Warrants

CERTIFICATE FOR COMMON STOCK
PURCHASE WARRANTS

1.           Warrants.  This Warrant Certificate certifies that James Kelley, or registered assigns (the "Holder"), is the registered owner of the above-indicated number of Warrants expiring on December 15, 2013 ("Expiration Date").  One (1) Warrant entitles the Holder to purchase one share of common stock, $.01 par value ("Share"), from Flint Telecom Group, Inc., a Nevada corporation ("Company"), at a purchase price of $0.001 per share ("Exercise Price"), commencing December 15, 2010, and terminating on the Expiration Date ("Exercise Period"), upon surrender of this Warrant Certificate with the exercise form hereon duly completed and executed with payment of the Exercise Price at the offices of the Company, 7500 College Blvd., Suite 500, Overland Park, KS 66210.

2.           Transfer of Warrants. The Warrants represented by this Warrant Certificate shall not be transferable except upon the death of the Holder and then only to the estate of the Holder or pursuant to the Holder's will or the applicable laws of descent and distribution.

3.           A.           Exercise of Warrant. The Warrant may be exercised in whole or in part at any time on or before the Expiration Date upon surrender of the Warrant in conjunction with Form of Election to Purchase and the payment at the Exercise Price stipulated above.  If the Warrant is exercised in part, then the Holder shall be entitled to receive a new Warrant covering the remaining number of Warrant Shares not exercised.

B.           Cashless Exercise.

(a)           If a registration statement (as described in the Subscription Agreement) is effective and the Holder may sell its shares of Common Stock upon exercise hereof, this Warrant may be exercisable in whole or in part for cash only as set forth in Section 1 above.  If no such registration statement is available, then commencing six months after the Closing Date, payment upon exercise may be made at the option of the Holder either in (i) cash, wire transfer or by certified or official bank check payable to the order of the Company equal to the applicable aggregate Purchase Price, (ii) by delivery of Common Stock issuable upon exercise of the Warrants in accordance with Section (b) below or (iii) by a combination of any of the foregoing methods, for the number of Common Stock specified in such form (as such exercise number shall be adjusted to reflect any adjustment in the total number of shares of Common Stock issuable to the holder per the terms of this Warrant) and the holder shall thereupon be entitled to receive the number of duly authorized, validly issued, fully-paid and non-assessable shares of Common Stock (or Other Securities) determined as provided herein.

(b)           Subject to the provisions herein to the contrary, if the Fair Market Value of one share of Common Stock is greater than the Purchase Price (at the date of calculation as set forth below), in lieu of exercising this Warrant for cash, the holder may elect to receive shares equal to the value (as determined below) of this Warrant (or the portion thereof being cancelled) by delivery of a properly endorsed Subscription Form delivered to the Company by any means described in Section 13, in which event the Company shall issue to the holder a number of shares of Common Stock computed using the following formula:

X=Y (A-B)
          A

Where           X=           the number of shares of Common Stock to be issued to the holder

Y=	the number of shares of Common Stock purchasable under the Warrant or, if only a portion of the Warrant is being exercised, the portion of the Warrant being exercised (at the date of such calculation)

A=	Fair Market Value

B=	Purchase Price (as adjusted to the date of such calculation)

For purposes of Rule 144 promulgated under the 1933 Act, it is intended, understood and acknowledged that the Warrant Shares issued in a cashless exercise transaction in the manner described above shall be deemed to have been acquired by the Holder, and the holding period for the Warrant Shares shall be deemed to have commenced, on the date this Warrant was originally issued pursuant to the Subscription Agreement.

4.           Expiration of Warrants.  No Warrant may be exercised or converted after 5:00 p.m. Eastern Standard Time on the Expiration Date and any Warrant not exercised or converted by such time shall become void, unless the Expiration Date of this Warrant is extended by the Company.

5.           Reorganization, Consolidation, Merger, or Sale of Assets.  If at any time while the Warrant, or any portion thereof, remains outstanding and unexpired, should there occur a reorganization, merger, or consolidation; or should there occur a sale or transfer of the Company’s assets or properties substantially in entirety as part of a reorganization, merger or consolidation, then lawful provision shall be made so that the Holder shall thereafter be entitled to receive upon exercise of the Warrant, or any unexpired exercisable portion thereof, the number of shares of stock or other securities or property of the successor corporation resulting from such reorganization, consolidation, merger, sale or transfer that the Holder would have been entitled to if the Warrant, or portions thereof, had been exercised immediately prior to the event.  The foregoing shall apply similarly to any successive reorganizations, consolidations, mergers, sales or transfers that may occur while the Warrant, or any portion thereof, remains exercisable.

6.           Reservation of Stock Underlying the Warrant.  At all times until the expiration of the Warrant, the Company will authorize, reserve, and keep available, solely for issuance and delivery upon the exercise of the Warrant, the shares of Common Stock of the Company that shall be receivable upon exercise of the Warrant.

7.           Underlying Stock to be Fully Paid and Non-Assessable.  The Company covenants that the shares of Common Stock issuable upon exercise of the Warrant shall be duly and validly issued, fully paid, non-assessable, and free of any liens, charges, and all taxes with respect to the issue thereof.

8.           No Impairment.  The Company shall not, by amendment of its Certificate of Incorporation or other method or venue, avoid or seek to avoid the observance or performance of any of the terms of the Warrant, but shall at all times, in good faith, take all such actions as may be necessary or appropriate in order to protect the rights of the Holder thereunder against impairment.

9.           Assignment.  This Warrant may not be assigned by either party hereto without the prior written consent of the other (except that the Company may without the prior written consent of the Holder assign this Warrant in the event of a merger, acquisition, reorganization or the sale of all or substantially all of its assets to another corporation to the surviving entity of such merger, acquisition, reorganization or sale).

IN WITNESS WHEREOF, the Company has caused this Warrant to be signed by its CEO and by its Secretary.

Dated:   December 15, 2010

Flint Telecom Group, Inc.

By: /s/ Vincent Browne
Vincent Browne, CEO